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[KTR LOGO]    KOEPPEL TENER REAL ESTATE SERVICES, INC.
              Valuation Division




                             LAKE FOREST APARTMENTS
                          RESTRICTED APPRAISAL REPORT
                        Located at 410 Lake Forest Drive
                                City of Brandon,
                           Rankin County, Mississippi





Submitted to:                          Mr. Nick Husak
                                       Insignia Financial Group
                                       One Insignia Financial Plaza
                                       P.O. Box 1089
                                       Greenville, SC 29602

Effective Date of Appraisal:           December 31, 1997


Date of Report:                        April 15, 1998


Prepared by:                           KOEPPEL TENER REAL ESTATE
                                          SERVICES, INC.
                                       5477 Glen Lakes Drive, Suite 202
                                       Dallas, Texas 75231


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[KOEPPEL TENER REAL ESTATE SERVICES, INC. LETTERHEAD]


Mr. Nick Husak                                                  April 15, 1998
Insignia Financial Group
One Insignia Financial Plaza
P.O. Box 1089
Greenville, SC 29602

Reference:            Lake Forest Apartments
                      410 Lake Forest Drive
                      Brandon, Ranking County, Mississippi

Dear Sir:

In accordance with our engagement letter dated February 4, 1998, we have appraised the above captioned property as of December 31, 1997. This appraisal and final estimate of value has been based upon a careful and personal inspection of the property and upon research into various factors that influence value. The purpose of this report is to estimate the Market Value of the Fee Simple Estate of the subject property as of the date of value. The function of this appraisal is to update three prior appraisals prepared on the subject property by KTR. The dates of the prior appraisals are July 31, 1995, February 27, 1996, and April 9, 1997. The results of our appraisal are presented in the attached Restricted Appraisal Report.

Briefly described, the subject property consists of 36.6 acres of land improved with a 136 unit garden style apartment project which was reportedly built in 1983. The subject contains a net rentable area of 137,900 square feet, suggesting an average unit size of 1,014 square feet. Ancillary improvements consist of a leasing office/clubhouse building, laundry facilities, swimming pool, tennis courts, asphalt paved parking areas, concrete walkways, and landscaping. In comparison to other properties of similar age in the vicinity, the subject improvements are average to slightly inferior in terms of quality and condition. As noted in the previous appraisals prepared on the subject property, three of the buildings (Buildings 9, 10, and 11), suffered from severe foundation problems. Of the 24 units contained in these three structures, 9 units were considered uninhabitable. As of the date of this appraisal, the foundation problems have been repaired. The nine units previously classified as uninhabitable are now occupied.

This Restricted Appraisal Report complies with the reporting requirements set forth under Standards Rule 2-2(c) of the Uniform Standards of Professional Practice (USPAP). This report was prepared solely for the use of IFGP Corporation and differs from a traditional Self-contained Appraisal Report due to the brevity of the presentation and absence of data and analysis. The appraisers


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[KTR LOGO]    KOEPPEL TENER REAL ESTATE SERVICES, INC.
              Valuation Division


April 15, 1998
Mr. Nick Husak
Page 2


are not responsible for unauthorized use of this report by anyone other than whom it has been specifically prepared. Others are notified that the report may not be understood properly without supporting data and additional information contained in the work file of the appraisers.

In view of the pertinent facts mentioned herein and based upon the analysis of data which has been considered in connection with this report, it is the opinion of the undersigned that the Market Value of the Fee Simple Estate of the subject property, as of December 31, 1997, is:

                              FIVE MILLION DOLLARS
                                  ($5,000,000)

It has been a pleasure to be of service to you. Please feel free to contact the undersigned with any questions you may have regarding our conclusion.

Respectfully submitted,

KOEPPEL TENER REAL ESTATE SERVICES, INC.



By /s/ Steven J. Goldberg                 By /s/ John M. Hayden
  -------------------------------           ---------------------------
   Steven J. Goldberg, MAI                   John M. Hayden
   Senior Vice President                     Senior Appraiser

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[The appraisal relating to Poplar Square Shopping Center will be filed at a later date]